Exhibit 19.1

Insider Trading Policy

(Revised December 2023)

I. Purpose

Anyone who has knowledge of material nonpublic information may be considered an “Insider” for purposes of the federal securities laws prohibiting insider trading. As an officer, director, or employee of Eton Pharmaceuticals, Inc. (the “Company”) you may be in a position to profit financially from buying, selling or dealing stock of the Company or another publicly traded company with which the Company has business dealings (each, a “Third Party”), or to disclose such information to a third party who does so (the “Tippee”). As a result, it is a violation of the policy of Eton Pharmaceuticals, Inc. (the “Company”) and the federal securities laws for any officer, director or employee of the Company to (a) trade in securities of the Company while aware of “material nonpublic information” concerning the Company or (b) communicate, “tip” or disclose material nonpublic information to outsiders so that they may trade in securities of the Company based on that information.

To prevent the appearance of or improper insider trading or tipping, the Company has adopted this Insider Trading Policy (“Policy”) for all of its directors, officers and employees and their family members, as well as for others who have access to information through business relationships with the Company.

The consequences of prohibited insider trading or tipping can be severe. Violation of this Policy by any officer or employee may result in disciplinary action by the Company up to and including immediate termination for cause. Moreover, persons violating insider trading or tipping rules may be required to:

•	Disgorge the profit made or the loss avoided by the trading, whether received by the insider or someone receiving a tip;

•	Pay significant civil penalties; and

•	Pay a criminal penalty and serve time in jail.

In addition to individual sanctions, the Company may also be required to pay civil or criminal penalties.

II. Scope

A.	Covered Persons

This Policy applies to all directors, officers and employees of the Company (“Insiders”) and their respective family members and any outsiders or consultants whom the Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company (collectively, “Covered Persons”).

B.	Covered Transactions

The Policy applies to any and all transactions in the Company's securities. For purposes of the Policy, the Company's securities include its common stock, options to purchase or sell common stock and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities and short sales (collectively, “Company Securities”). Transactions in Company Securities include not only market transactions, but also private sales of Company Securities, pledges of Company Securities to secure a loan or margin account, as well as charitable donations of Company Securities.

C.	Policy Delivery

The Policy will be delivered to all directors, officers and employees and other designated persons at the start of their relationship with the Company.

III. Section 16 Persons and Designated Employees

A.	Section 16 Persons.

Each member of the Company’s Board of Directors (the “Board”) and those officers of the Company designated by the Board to be Section 16 officers of the Company (“Section 16 Persons”) are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Act”) and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”). Section 16 Persons must obtain prior approval of all trades in Company Securities from the Compliance Officer in accordance with the procedures set below.

B.	Designated Employees.

In addition to Section 16 Persons, the Compliance Officer may designate additional officers and employees as “Designated Employees.” Designated Employees are those officers or employees or outside consultants or contractors that the Company considers, because of their duties, to have regular access to material nonpublic information. In addition to the Policy’s general proscription against insider trading or tipping, Designated Employees must comply with additional trading restrictions detailed below.

IV. Definition of “Material Nonpublic Information”

A.	“Material” Information

“Material Information” is any information about the Company that a reasonable investor would consider important in making an investment decision to buy or sell the Company’s Securities. If an investor would want to buy or sell securities based in part on the information, the information would be considered material. In simple terms, Material Information is any type of information that could reasonably be expected to affect the price of the Company’s Securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	Clinical developments;

•	Communications from and to government agencies;

•	Financial performance, especially quarterly and year-end earnings;

•	Significant changes in financial performance outlook or liquidity of the Company as a whole or of a reporting segment of the Company's business;

•	Company projections that significantly differ from external expectations;

•	Potential mergers and acquisitions or the sale of significant Company assets or subsidiaries;

•	New major products or product candidates, contracts, orders, suppliers, customers or finance sources, or the loss thereof;

•	Potential acquisitions of additional product candidates or technologies;

•	Major discoveries or significant changes or developments in products or product lines, research or technologies;

•	Approvals or denials of requests for regulatory approval by government agencies of products, patents or trademarks;

•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;

•	Significant pricing changes;

•	Stock splits, public or private securities/debt offerings or changes in Company dividend policies or amounts;

•	Significant changes in control or senior management;

•	Significant labor disputes or negotiations, including possible strikes;

•	Actual or potential exposure to major litigation, or the resolution of such litigation;

•	Government investigations;

•	Possible proxy contests;

•	Imminent or potential changes in the Company’s credit rating by a rating agency;

•	Voluntary calls of debt or preferred stock of the Company;

•	The contents of forthcoming publications that may affect the market price of Company Securities;

•	Statements by stock market analysts regarding the Company and/or its securities;

•	Significant changes in sales volumes, market share, production scheduling, product pricing or mix of sales;

•	Analyst upgrades or downgrades of a Company Security;

•	Significant changes in accounting treatment, write-offs or effective tax rate;

•	Impending bankruptcy or financial liquidity problems of the company or one of its subsidiaries or significant business partners;

•	Gain or loss of a substantial customer or supplier;

•	Information on cybersecurity incidents experienced by the Company that have not yet been made public; or

B.	“Nonpublic” Information

Information is considered “nonpublic” until it has not been widely disseminated to the public through SEC filings, major newswire services, national news services and financial news services and there has been sufficient time for the market to digest that information. For purposes of this Policy, information is public after the close of trading on the second full business day after the Company's widespread public release of the information. Thus, no transaction should take place until the third business day following the public release of the Material Information.

Designated Employees of the Company who are most likely to possess Material Information about the Company are subject to trading within the Company’s “window period” which commences on the third business day following public release of the Company’s annual or quarterly revenues, as the case may be, and ends on the last trading day of the week preceding the end of each calendar quarter (the “Window Period”). The Window Period may be modified on a case-by-case basis from time to time if, in the judgment of the Compliance Officer, such modification does not pose a material risk. Additional employees of the Company may also be subject to the Window Period Policy from time to time as determined by the Compliance Officer.

V. Statement of Company Policy and Procedures

A.	Prohibited Activities

No Insider may trade in Company Securities while aware of material nonpublic information concerning the Company.

No Insider may trade in Company Securities during any special trading blackout periods as designated by the Compliance Officer. The deviation of any blackout period as well as those Insiders subject to the blackout shall be determined by the Compliance Officer. Moreover, the Insider will not disclose to any person the applicability of a special blackout period without prior permission of the Board.

No Section 16 Person or Designated Employee may trade in Company Securities without prior written approval of the Compliance Officer under the procedures set forth below. To the extent possible, Section 16 Persons and Designated Employees should retain all records and documents that support their reasons for making each trade.

No Section 16 Person or Designated Employee may trade in Company Securities outside of the applicable Window Period.

The Compliance Officer may not trade in Company Securities unless the trade(s) have been approved by the Chief Executive Officer in accordance with the procedures set forth below.

No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person, including family members, even if that person is expected to hold such “tip” in confidence, unless required as part of that Insider's regular duties for the Company or authorized by the Board. In the case of inadvertent disclosure to an outside person, the Insider must advise the Compliance Officer as soon as the inadvertent disclosure has been discovered. To protect against inadvertent disclosures, all inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company.

No Insider may trade in any interest or position relating to the future price of Company Securities, such as a put, call or short sale.

Without the specific prior approval of the Compliance Officer, the Chief Executive Officer, or the Audit Committee, no Insider shall accept outside employment, as a consultant, independent contractor or employee, where the Insider is being compensated for the Insider's knowledge of the Company or the industry or potential products of the Company.

Without the specific prior approval of the Audit Committee, no Insider shall respond to market rumors or otherwise make any public statements regarding the Company or its prospects. This includes responding to or commenting on Internet-based bulletin boards or social media platforms. If you become aware of any rumors or false statements, you should report them to the Compliance Officer.

B.	Trading Windows and Blackout Periods

Provided that no other restrictions on trading in Company Securities apply, Section 16 Persons and Designated Employees may trade in Company Securities during and only during the Window Period.

Notwithstanding the above provisions, any Section 16 Person or Designated Employee who is aware of material nonpublic information concerning the Company may not trade in Company Securities even during a trading window until three business days following the widespread public release of such information.

C.	Procedures for Approving Trades by Section 16 Individuals

No Section 16 Person or Designated Employee may trade in Company Securities until:

•	The Section 16 Person or Designated Employee seeking to trade has notified the Compliance Officer in writing prior to the proposed trade(s) and the amount and nature of the proposed trade(s); and

•

The Section 16 Person or Designated Employee seeking to trade has certified in writing to the Compliance Officer no more than three business days prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.

If the Compliance Officer desires to complete any trades involving Company Securities, he or she must first obtain the approval of the Chief Executive Officer.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer, Chief Executive Officer or the Board of the Company to approve any trades requested by Section 16 Persons or the Compliance Officer.

All trades approved under this section must be exercised within 24 hours of the approval (the “Approval Period”). Provided, however, if the Insider comes into possession of material nonpublic information before trading, the Insider may not trade. Trades not exercised within the Approval Period require new approval from the Compliance Officer.

VI. Exceptions to Application of Policy

A.	Employee Benefit Plans

The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to the Company’s Stock Purchase Plan (“SPP”) pursuant to the terms and conditions of those plans. However, no officer or employee may alter his or her instructions regarding the purchase or sale of Company Securities in such plans:

•	While aware of material nonpublic information;

•	In the case of Section 16 Persons or Designated Employees, prior to receiving approval of the purchase or sale as described above; and

•	In the case of Section 16 Persons and Designated Employees, while any applicable Window Period is closed or applicable special blackout period is in effect.

Stock Option Plans. Insiders may exercise company stock options where no company stock is sold in the market. Cashless sales—e.g., “cashless sales” where company stock is sold to pay for exercising the options—are considered under this Policy to be transactions in Company Securities and must comply with the provisions of this Policy, including the applicability of any prior approval, Window Period or blackout period requirements as they may apply to an Insider. No cashless sale is permitted when the insider is in possession of material, nonpublic information, except as provided below.

B.	Rule 10b5-1 Plans

Exchange Act Rule 10b5-l was adopted by the SEC to protect persons from insider trading liability for transactions under a written trading plan previously established at a time when the insider did not possess material nonpublic information. Under a properly established 10b5-1 plan with respect to securities (“10b5-1 Plan”), Insiders may complete transactions in Company Securities at any time, including during blackout periods and outside the Window Period or even when the Insider possesses material nonpublic information. Thus, a 10b5-1 Plan offers an opportunity for Insiders to establish a systematic program of transactions in Company Securities over periods of time that might include periods in which such transactions would otherwise be prohibited under the federal securities laws or this policy. A variety of arrangements can be structured to meet the requirements of Rule 10b5-1. In particular, a 10b5-1 Plan can take the form of a blind trust, other trust, pre-scheduled stock option exercises and sales, pre-arranged trading instructions and other brokerage and third-party arrangements over which the Insider has no control once the plan takes effect.

Insiders who desire to implement a 10b5-1 Plan must first obtain approval of the plan by the Compliance Officer. To be eligible for approval, the 10b5-1 Plan:

•	Must be established during a trading window (and not during any black out period);

•	Bust be in writing;

•

Must either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made, the prices at which the securities are to be purchased or sold, the broker who will be responsible for effecting the transactions (or method of transaction if not through a broker), or provide a formula for determining the price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed;

•	May not permit the direct or indirect exercise of any influence over the timing or terms of the purchase or sale by the Insider; and

•	May not take effect until after the plan is approved by the Board.

The Compliance Officer will maintain a copy of all 10b5-1 Plans.

The Insider must provide the Compliance Officer written notice of any termination or modification (in which case, the modification must be approved in writing by the Compliance Officer prior to effectiveness and may not take effect until after the plan is approved by the Board.

VII. Reporting of Violations

Any Insider who violates this Policy or any federal, state or self-regulatory organization (“SRO”) rule or law governing insider trading or tipping or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon receipt of notice of a potential violation of this Policy, the Compliance Officer

•	Shall make inquiry either through the office of the Company’s counsel or with assistance of outside counsel, to determine whether a violation may have occurred;

•

Shall report the potential violation of this Policy to the Audit Committee if the Compliance Officer concludes a violation occurred or if the Compliance Officer is unable to conclude that no violation occurred; and

•

Upon determining that any such violation has occurred, in consultation with the Company's Disclosure Committee and, where appropriate, the Chair of the Audit Committee of the Board, will determine whether the Company should release any material nonpublic information.

If the Compliance Officer or Audit Committee determines that a violation of the Policy occurred, they may discipline the Insider, including immediate termination. The Audit Committee may also report the violation to federal or state law enforcement agencies and/or applicable SRO.

VIII. Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

IX. Insider Trading Compliance Officer

The Company has designated the Chief Financial Officer as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Section 16 Persons in accordance with the procedures set forth above.

In addition to the trading approval duties described above, the duties of the Compliance Officer shall include the following:

•	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures;

•	With the assistance of the Human Resources Department, overseeing the training of new and existing officers, directors, employees and others on the requirements of this Policy;

•	Responding to all inquiries relating to this Policy and its procedures;

•	Designating and announcing special trading blackout periods during which Insiders, that the Compliance Officer determines, may not trade in Company Securities;

•

Providing copies of this Policy and other appropriate materials to all current and new directors, officers, employees and such other persons whom the Compliance Officer determines may regularly have access to material nonpublic information concerning the Company;

•	Administering, monitoring and enforcing compliance with all federal, state and SRO insider trading statutes, regulations and rules;

•

Proposing recommendations for revisions to the Policy to the board of directors as necessary to reflect changes in insider trading laws, regulations or rules of any federal or state governmental body or SRO; and

•

Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer's duties in the event that the Compliance Officer is unable or unavailable to perform such duties.